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                                                                   Exhibit 10.14
                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

      THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "Amendment") dated as of this 29th day of May, 1998, by and among TELEBANC FINANCIAL CORPORATION, a Delaware corporation ("Parent"), TBK ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition Corp."), and DIRECT FINANCIAL CORPORATION, a New Jersey corporation (the "Company"), recites and provides as follows:

                                    RECITALS:

      WHEREAS, pursuant to an Agreement and Plan of Merger dated January 14, 1998 (the "Merger Agreement"), by and between Parent and the Company, Parent agreed to acquire the Company, and the Company agreed to be acquired by Parent, by virtue of a merger whereby Parent would become the Surviving Institution;

      WHEREAS, pursuant to Section 4.13 of the Merger Agreement, Parent, subject to certain limitations, has the right to modify the structure of the transactions contemplated in the Merger Agreement; and

      WHEREAS, pursuant to this Amendment, Parent desires to (i) modify the structure of the Merger whereby Acquisition Corp. would be merged with and into the Company and the Company would be the Surviving Institution and (ii) effect such other changes in the Merger Agreement consistent with the revised structure.

      NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                   AGREEMENT:

      SECTION 1. General Amendment. Except for the amendments set for in Section 2 below, all references in the Merger Agreement to "Acquiror" shall be deemed to be and hereby are amended to read "Parent" and all references to "Subsidiaries" shall be deemed to include Acquisition Corp.

      SECTION 2. Amendment to Sections 1.1 and 1.2 of the Merger Agreement. Sections 1.1 and 1.2 of the Merger Agreement are hereby deleted in their entirety and restated as follows:

          "1.1 Structure of Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.6 hereof), Acquisition Corp. will merge with and into the Company (the "Merger"), with the Company being the surviving institution (the "Surviving Institution") pursuant to the provisions of, and with the effects provided in, the Delaware General Corporation Law ("DGCL") and the New Jersey Business Corporation Act ("NJBCA"). At the Effective Time, the separate corporate existence of Acquisition Corp. shall cease, and the Company shall continue as the Surviving Institution. The certificate of


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      incorporation and bylaws, as in effect immediately prior to the Effective
      Time, shall be the certificate of incorporation and bylaws of the Surviving Institution until thereafter amended as provided by law. The directors and officers of Acquisition Corp., immediately prior to the Effective Time, shall be the directors and officers of the Surviving Institution until thereafter such directors and officers resign or are removed or their term of office expires.

          1.2 Effect of the Merger on Outstanding Shares of Company Stock. Subject to the terms and conditions of this Agreement, to effectuate, and automatically by virtue of, the Merger:

                (a) Common Stock. At the Effective Time, (i) each share of common stock of the Company, par value $1.00 per share ("Company Common Stock"), issued and outstanding immediately prior to the Effective time (other than shares ("Excluded Shares") held directly or indirectly by Parent or the Company or any of their respective Subsidiaries, excluding shares held in a fiduciary capacity that are beneficially owned by third parties or in satisfaction of a debt previously contracted) ("Outstanding Common Shares") shall become and be converted into the right to receive cash in the amount of $12.00 per share without interest (the "Per Share Merger Consideration") and
          (ii) each outstanding share of Acquisition Corp. shall be converted, on a one for one basis, into one share of the Surviving Institution common stock, as such shares are constituted immediately prior to the Effective Time.

                (b) Preferred Stock. At the Effective Time, each share of Series B 8.75% Cumulative Convertible Preferred Stock of the Company, par value $1.00 per share ("Company Preferred Stock"), issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) ("Outstanding Preferred Shares") shall become and be converted into the right to receive cash in the amount of the Per Share Merger Consideration multiplied by 2.1739.

                (c) Excluded Shares. Each Excluded Share shall by virtue of the Merger be canceled and retired and shall cease to exist, and no exchange or payment shall be made therefor."

      SECTION 3. Effectiveness. The amendments provided for by this Amendment shall become effective upon the execution and delivery of this Amendment by each of the parties hereto.

      SECTION 4. Merger Agreement in Full Force and Effect as Amended. Except as specifically amended hereby, all of the terms and conditions of the Merger Agreement shall remain in full force and effect. All references to the Merger Agreement in any other document or instrument shall be deemed to mean the Merger Agreement as amended by this Amendment. This Amendment shall not constitute a novation of the Merger Agreement, but shall constitute an


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amendment thereof.

      SECTION 5. Counterparts. This Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

      SECTION 6. Governing Law. This Amendment and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rule thereof.

      SECTION 7. Acquisition Corp. Acquisition Corp. has been formed solely for the purpose of the Merger and has no assets other than the consideration to be paid in connection with the Merger.

      SECTION 8. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Merger Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

                              TELEBANC FINANCIAL CORPORATION


                             By: /s/ Mitchell H. Caplan
                                -----------------------------
                                Name: Mitchell H. Caplan
                                Title:  Vice Chairman of the Board and President





                              TBK ACQUISITION CORP.


                              By: /s/ Mitchell H. Caplan
                                  -----------------------------
                                Name: Mitchell H. Caplan
                                Title:  Vice Chairman of the Board and President





                              DIRECT FINANCIAL CORPORATION


                              By: /s/ Michael D. Devlin
                                  -----------------------------
                                Name: Michael D. Devlin
                                Title:  President


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